Exhibit 99.3

To start This year, the meeting will take place virtually. You will be able to participate online using your smartphone, tablet or computer. You will be able to view a live webcast of the meeting. Registered shareholders and duly appointed proxyholders will be able to ask questions and submit their votes in real time. You may also provide voting instructions before the meeting by completing the Form of Proxy or voting information form that has been provided to you. Important Notice for Non-Registered Holders Non-registered holders (being shareholders who hold their shares through a broker, investment dealer, bank, trust company, custodian, nominee or other intermediary) who have not duly appointed themselves as proxy will be able to attend the meeting as guests but will not be able to vote or ask questions during the meeting. If you are a non-registered holder and wish to attend and participate at the meeting, you should carefully follow the instructions set out on your voting information form and in the management information circular relating to the meeting, in order to appoint and register yourself as proxy, otherwise you will be required to login as a guest. To participate online Make sure the browser on your device is compatible. You will need the latest version of Chrome, Safari, Edge, or Firefox. Internet Explorer is not supported. Using your smartphone, tablet or computer, go to the following address: Meeting Access web.lumiagm.com/465779906 Caution: Internal network security protocols including firewalls and VPN connections may block access to the Lumi platform for your meeting. If you are experiencing any difficulty connecting or watching the meeting, ensure your VPN setting is disabled or use a computer on a network not restricted to security settings of your organization. You will need the following information to login: Meeting ID Password 465-779-906 Enbridge2023 (case sensitive) Registered Shareholders The control number listed on your form of proxy. Appointed Proxy The username provided by the transfer agent. For technical support, please visit go.lumiglobal.com/faq or email support-ca@lumiglobal.com. To contact Computershare, please call 1-866-276-9479 (toll free in North America) or 1-514-982-8696 (outside North America).

To watch the meeting, press on the broadcast icon. On a computer, the broadcast will appear automatically at the right-side once the meeting has started. Once logged in, you will see the home page, where you can access the meeting information, documents and the broadcast. Voting Once voting has opened, the voting tab will appear. The resolutions and voting choices will be displayed in that tab. To vote, select one of the voting options. Your choice will be highlighted. A confirmation message will also appear to show your vote has been received The number of resolutions for which you have voted, or not yet voted, is displayed at the top of the screen. You can change your votes until the end the voting period by simply selecting another choice. You will continue to hear the meeting proceedings. To return to the broadcast tab on mobile, tap on the broadcast button after having voted. To ask a question, select the messaging tab. Type your question within the box at the top of the screen and click the send arrow.